Exhibit (c)(vii)

Project WORLD

Process Update

October 24, 2023 / Confidential

Jefferies
Jefferies

Disclaimer

The following pages contain material provided to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of WORLD (the “Company”) by Jefferies LLC (“Jefferies”) in connection with Project WORLD.

These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Special Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies’ prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

Process Summary to Date

Contacted	
Strategics (15)	Financial Sponsors (47)
[redacted]	

Signed NDA / Received CIM (11)[(1)]	
Accessed Data Room (7)	Did Not Access Data Room (4)
[redacted]	

❌ Declined post-CIM

[redacted]

Buyer Feedback to Date

Attractions	Considerations
✓ Leading positions in multiple categories	× Low interest or "red flags" around artificial sweeteners
✓ Significant scale	× Fear of consumer shifts or regulatory moves
✓ Potentially opportunistic valuation	× Narrow gross margins relative to other branded food categories
✓ Attractive theme of "better off as a private company"	× Tobacco industry exposure
	× Commodity exposure / volatility
	× High mix of private label / foodservice (vs. branded)
	× Significant restructuring charges and EBITDA adjustments
	× Sector(s) not a strategic priority for investment
	× "Noise" in the business' recent history
	× Many mid-market investors not experienced in public-company situations

Project WORLD – Post-NDA Decline Detail

Declined Post-NDA Signing (10)

[redacted]

Company	Contact	Decline Reasons
[redacted]		• After internal discussion, uncomfortable over tobacco exposure, artificial sweeteners and potential changes in the regulatory landscape
		• Constrained on bandwidth due to other opportunities they are actively pursuing
		• Deal is on the large side for them, so they would need to have high conviction; typically, do not work with companies that need operational turnaround / have international exposure
		• Due to lack of synergies / strategic angle, do not see a path to value beyond existing $4.00 at today's cost of capital
		• Due to historical volatility and capital intensity of the business, would top out at a value at least ~1x below existing $4.00
		• No engagement / non-responsive
		• No engagement / non-responsive
		• Uncomfortable with competitive public-company process on a business/sector where they do not have high conviction or a strategic angle
		• No engagement / non-responsive
		• After internal discussion, uncomfortable with tobacco exposure